Exhibit 99.1

The Medicines Company Completes Divestiture of its Non-Core Cardiovascular Assets to Chiesi

Parsippany, N.J., June 21, 2016 – The Medicines Company (NASDAQ: MDCO) today announced the completion of the previously-disclosed divestiture of its non-core cardiovascular assets, Cleviprex® (clevidipine) injectable emulsion, Kengreal® (cangrelor) and rights to Argatroban for Injection to Chiesi USA, Inc. and its parent company Chiesi Farmaceutici S.p.A. The company has received a payment of approximately $264 million in cash and has the potential to receive up to $480 million in sales-based milestone payments. In addition, Chiesi has assumed up to $50 million in milestone payment obligations. As a result of the transaction and related restructuring, The Medicines Company anticipates a reduction in annual SG&A and related R&D expenses of between $65 million and $80 million.

“After closing this deal, The Medicines Company will have executed two transactions with the potential to generate up to $1.2 billion in non-dilutive cash and implemented a plan to reduce our annual operating burn by $65-$80 million in just six months,” said Clive Meanwell, M.D., Ph.D., Chief Executive Officer of The Medicines Company. “This capital redeployment has created an enormous amount of strategic flexibility for the company and will allow us to focus squarely on the development of our pipeline of potential blockbuster products in a way that will unlock long-term value for our patients, customers and shareholders. We expect to have data for each of these programs this year.”

About The Medicines Company
The Medicines Company's purpose is to save lives, alleviate suffering and contribute to the economics of healthcare by focusing on leading acute/intensive care hospitals worldwide. Its vision is to be a leading provider of solutions in three areas: serious infectious disease care, acute cardiovascular care and surgery and perioperative care. The company operates in the Americas, Europe and the Middle East, and Asia Pacific regions with global centers today in Parsippany, N.J. and Zurich.

Forward-Looking Statements

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes," "anticipates" "expects" and “potential” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the commercial success of the cardiovascular products divested to Chiesi and the achievability of future milestone payments from Chiesi and such other factors as are set forth in the risk factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on May 9, 2016, as well as in its subsequent Current Reports on Form 8-K which are incorporated herein by reference. The company specifically disclaims any obligation to update these forward-looking statements.

Source: The Medicines Company

Media:
Bob Laverty
Vice President, Global Communications
973-290-6162
robert.laverty@themedco.com

or

Investor Relations:
Krishna Gorti, MD
Vice President, Investor Relations
973-290-6122
krishna.gorti@themedco.com